Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc. Jeff Siegel (516) 569-4271
TANDY BRANDS ACCESSORIES REPORTS
SECOND QUARTER 2006 RESULTS
ARLINGTON, TX, January 26, 2006 — Tandy Brands Accessories, Inc. (Nasdaq NM:TBAC) today announced financial results for the second quarter ended December 31, 2005.
For the second quarter of fiscal 2006, net sales were $73.9 million compared to $74.0 million for the same period last year. Net income was $2.0 million, or $0.30 per diluted share, compared to net income of $4.3 million, or $0.65 per diluted share, in the prior year’s second quarter. These results are in line with the preliminary results announced on January 19th.
During the second quarter, the Company recorded a non-cash charge of approximately $0.14 per diluted share for impairment of goodwill associated with the women’s mass merchant business. Operating results were negatively impacted by lowering of margins on women’s merchandise to reduce excess inventory, slower than expected replenishment sales of men’s accessories at several large customers and $900,000 in unplanned freight charges and hurricane related delays.
“We are disappointed in the quarter’s results and are working aggressively to improve profitability in all operating divisions,” said J.S.B. Jenkins, President and Chief Executive Officer. “Most of our men’s businesses are performing quite well, including an 18.7% sales growth in our gift accessories category for the quarter. However, we continue to be disappointed in certain women’s lines and are carefully evaluating the contribution and prospects for each product line. This could result in the discontinuance of certain areas of our women’s business before the end of our current fiscal year. Our initiatives to improve shareholder return also include a focus on the growth and penetration of successful product lines, scheduling improvement, margin increases and expense reduction.”
“I am pleased to announce Jane Batts has just been hired as the new President of our Women’s division,” continued Mr. Jenkins. “Jane brings over 20 years of women’s merchandising experience, leadership, a great deal of enthusiasm and a fresh approach to our businesses. I look forward to working with her to improve the contributions and growth of our Women’s business.”
The Company anticipates full year fiscal 2006 sales to be in the range of $218 to $223 million, about flat with last year’s sales. Excluding the impairment charge described above and any potential restructuring charges, full year fiscal 2006 earnings are anticipated to be in the range of $0.32 to $0.39 per diluted share.

The Company reported in its press release on January 19, that the Board of Directors approved a quarterly dividend of $0.0275 per common share that will be payable April 20, 2006, to shareholders of record at the close of business on March 31, 2006.
Conference Call Information
Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ second quarter results in a conference call to be held today, Thursday, January 26, 2006, at 4:30 p.m. ET. The dial-in number for the call is (913) 981-4913. For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Thursday, February 2, 2006, and can be accessed by dialing (719) 457-0820, passcode #4844409. A live webcast of the conference call will also be broadcast at: www.viavid.net.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, neckwear, gifts, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.
(Tables to follow)

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$73,866	$73,990	$134,814	$134,463
Cost of goods sold	48,911	45,958	89,579	84,372

Gross margin	24,955	28,032	45,235	50,091

Selling, general and administrative expenses	18,223	19,486	34,374	35,720
Goodwill impairment	938	—	938	—
Depreciation and amortization	1,237	1,222	2,529	2,320

Total operating expenses	20,398	20,708	37,841	38,040

Operating income	4,557	7,324	7,394	12,051

Interest expense	(706)	(402)	(1,114)	(658)
Royalty, interest and other income	87	76	97	167

Income before provision for income taxes	3,938	6,998	6,377	11,560
Provision for income taxes	1,902	2,707	2,874	4,455

Net income	$2,036	$4,291	$3,503	$7,105

Earnings per common share:	$0.31	$0.68	$0.53	$1.13

Earnings per common share-assuming dilution:	$0.30	$0.65	$0.52	$1.09

Dividends declared per share	$0.0275	$.0275	$0.055	$0.055

Common shares outstanding	6,593	6,315	6,570	6,289

Common shares outstanding shares-assuming dilution	6,743	6,585	6,713	6,537

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2005	2005
ASSETS	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$4,606	$3,429
Accounts receivable, net	46,530	31,437
Inventories	71,923	67,981
Deferred income taxes	6,036	4,229
Other current assets	1,570	2,359

Total current assets	130,665	109,435

Property, plant and equipment, at cost:
Property and equipment, at cost	39,484	37,742
Accumulated depreciation	(25,890)	(23,896)

Net property, plant and equipment	13,594	13,846

Goodwill, net of accumulated amortization	16,230	17,101
Other intangibles, less amortization	6,037	6,403
Supplemental Executive Retirement Plan assets	—	1,702
Other noncurrent assets	1,917	2,275

TOTAL ASSETS	$168,443	$150,762

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,926	$15,908
Accrued expenses	8,725	6,902

Total current liabilities	24,651	22,810

Notes payable	28,500	16,055
Deferred income taxes	2,316	2,086
Supplemental Executive Retirement Plan liability	946	2,926
Other noncurrent liabilities	1,056	1,455

Total liabilities	57,469	45,332

Stockholders’ equity:
Common stock	6,656	6,573
Additional paid-in capital	31,111	29,597
Cumulative other comprehensive income	680	77
Shares held by Benefit Restoration Plan Trust	(771)	(981)
Retained earnings	73,298	70,164

Total stockholders’ equity	110,974	105,430

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$168,443	$150,762